UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 20, 2003

STM WIRELESS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-19923	95-3758983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

One Mauchly, Irvine, California	92618-2305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 753-7864

Not Applicable

(Former name or former address, if changed since last report)

Item 3. Bankruptcy or Receivership.

On February 20, 2003, STM Wireless, Inc. (the “Company”) filed a voluntary petition under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Central District of California, case number SA 03-11289JR (the “Bankruptcy Court”) for the purpose of seeking approval of a sale of all of the assets of the Company.

In conjunction with the Company’s Chapter 11 filing with the Bankruptcy Court, the Company announced that it has reached an agreement-in-principle to sell all of its assets to Sloan Capital Partners, LLC, and the Company has filed a motion with the Bankruptcy Court to approve this transaction pursuant to Section 363 of Chapter 11 of the Bankruptcy Code. According to the agreement-in-principle, Sloan Capital Partners, LLC will pay the Company $2 million in cash and assume certain liabilities of approximately $2 million. The Company intends to remain in possession of its assets and continue in the management and operation of its business, subject to the provisions of the Bankruptcy Code and supervision and orders of the Bankruptcy Court, pending the closing of the asset sale.

On February 19, 2003, the Company obtained a commitment from Sloan Capital Partners, LLC for up to $400,000 in debtor-in-possession financing.

Farhad Yousefzadeh, who is a principal of Sloan Capital Partners, LLC, is the brother-in-law of Emil Youssefzadeh, the President and Chief Executive Officer of the Company.

There can be no assurance that the transaction contemplated by the agreement-in-principle will be consummated. If the contemplated transaction is consummated, it will likely result in the common stock of the Company having no value.

Reference is made to the press release issued to the public by the registrant on February 20, 2003, the text of which release is attached hereto as Exhibit 99.1 for a description of the events reported pursuant to this Form 8-K.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed as part of this report:

99.1 Press Release dated February 20, 2003.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STM WIRELESS, INC.

Date: February 21, 2003	By:	/s/ Joseph J. Wallace
Joseph J. Wallace
Chief Financial Officer, Vice President Finance, Corporate Secretary

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 20, 2003

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